Exhibit 99.1

SAFETY ANNOUNCES SECOND QUARTER 2015 RESULTS AND
DECLARES THIRD QUARTER 2015 DIVIDEND

Boston, Massachusetts, August 5, 2015.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported second quarter 2015 results.  Net loss for the quarter ended June 30, 2015 was $1.1 million, or $0.07 per diluted share, compared to net income of $21.4 million, or $1.40 per diluted share, for the comparable 2014 period.  Net loss for the six months ended June 30, 2015 was $36.1 million, or $2.43 per diluted share, compared to net income of $33.5 million, or $2.18 per diluted share, for the comparable 2014 period.  Safety’s book value per share decreased to $42.82 at June 30, 2015 from $47.19 at December 31, 2014.  Safety paid $0.70 per share in dividends to investors during the quarter ended June 30, 2015 compared to $0.60 per share during the quarter ended June 30, 2014.  Safety paid $2.60 per share in dividends to investors during the year ended December 31, 2014.

The quarter ended June 30, 2015 was impacted by an additional $45.0 million of catastrophe loss and loss adjustment expenses, relating to winter loss activity experienced during the first quarter.   While the expected claim counts from the 2015 winter have been reported as anticipated, there has been a significant increase in the expected severity resulting from additional supplemental payments to claimants.  As a result, Safety has now recorded direct catastrophe losses related to the snowfall of $156.7 million with an expected reinsurance recovery of $65.0 million for the six months ended June 30, 2015.

For the quarter ended June 30, 2015, loss and loss adjustment expenses incurred increased by $38.5 million, or 35.4%, to $147.0 million from $108.6 million for the comparable 2014 period, due to the additional losses arising from the first quarter events.  For the six months ended June 30, 2015, loss and loss adjustment expenses incurred increased by $125.9 million, or 54.9%, to $355.4 million from $229.4 million for the comparable 2014 period.

Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended June 30, 2015 were 80.6%,  28.6%, and 109.2%, respectively, compared to 60.9%,  30.5%, and 91.4%, respectively, for the comparable 2014 period. Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the six months ended June 30, 2015 were 97.4%,  28.6%, and 126.0%, respectively, compared to 64.8%, 30.4%, and 95.2%, respectively, for the comparable 2014 period.  Total prior year favorable development included in the pre-tax results for the quarter ended June 30, 2015 was $7.9 million compared to $8.9 million for the comparable 2014 period. Total prior year favorable development included in the pre-tax results for the six months ended June 30, 2015 was $12.0 million compared to $19.9 million for the comparable 2014 period.

Direct written premiums for the quarter ended June 30,  2015 increased  by $6.0 million, or 2.9%, to $213.2 million from $207.3 million for the comparable 2014 period. Direct written premiums for the six months ended June 30, 2015 increased by $8.1 million, or 2.0%, to $408.0 million from $399.9 million for the comparable 2014 period. The 2015 increase occurred primarily in our commercial automobile and homeowners lines of business, which experienced increases in average written premium per exposure of 5.1% and 1.7%, respectively. Written exposures increased in our commercial automobile and our homeowners lines of business by 4.2% and 4.1%, respectively.

Net written premiums for the quarter ended June 30, 2015 increased by $3.7 million, or 1.9%, to $204.1 million from $200.4 million for the comparable 2014 period. Net written premiums for the six months ended June 30, 2015 increased by $3.0 million, or 0.8%, to $389.5 million from $386.4 million for the comparable 2014 period.    Net earned premiums for the quarter ended June 30, 2015 increased by $4.2 million, or 2.4%, to $182.4 million from $178.2 million for the comparable 2014 period.  Net earned premiums for the six months ended June 30, 2015 increased by $10.9 million, or 3.1%, to $365.0 million from $354.1 million for the comparable 2014 period. Net earned premiums increased primarily due to increases in our commercial automobile and homeowners business lines as discussed above.

Net investment income for the quarter ended June 30, 2015 increased by $0.4 million to  $10.3 million compared to $9.9 million for the 2014 period. Net investment income for the six months ended June 30, 2015 was $20.9 compared to net investment income of $20.5 for the comparable 2014 period.   Net effective annualized yield on the investment portfolio for the quarters ended June 30, 2015 and 2014 was 3.4% and 3.3%, respectively.   Net effective annualized yield on the investment portfolio for the six month periods ended June 30, 2015 and 2014 was 3.4%.  Our duration was 4.0 years at June 30, 2015 and 3.8 years at December 31, 2014.

Today, our Board of Directors approved and declared a quarterly cash dividend of $0.70 per share on the issued and outstanding common stock, payable on September 15, 2015 to shareholders of record at the close of business on September 1, 2015.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31,  2014 Form 10-K with the SEC on March 2, 2015 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,056,956 and $1,102,517)	$1,080,165	$1,135,451
Equity securities, at fair value (cost: $100,528 and $97,910)	110,926	109,153
Other invested assets	15,692	11,657
Total investments	1,206,783	1,256,261
Cash and cash equivalents	21,293	42,455
Accounts receivable, net of allowance for doubtful accounts	192,054	175,532
Receivable for securities sold	939	—
Accrued investment income	9,335	10,295
Taxes recoverable	29,129	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	39,265	6,267
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	87,396	61,245
Ceded unearned premiums	21,202	19,638
Deferred policy acquisition costs	71,273	67,329
Deferred income taxes	4,256	—
Equity and deposits in pools	27,302	23,159
Other assets	14,347	13,538
Total assets	$1,724,574	$1,675,719

Liabilities
Loss and loss adjustment expense reserves	$560,435	$482,012
Unearned premium reserves	416,381	390,361
Accounts payable and accrued liabilities	44,783	65,863
Payable for securities purchased	5,135	4,591
Payable to reinsurers	17,227	7,653
Deferred income taxes	—	1,614
Taxes payable	—	265
Other liabilities	34,271	15,077
Total liabilities	1,078,232	967,436

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,372,209 and 17,288,728 shares issued	174	173
Additional paid-in capital	177,565	175,583
Accumulated other comprehensive income, net of taxes	21,845	28,715
Retained earnings	530,593	587,647
Treasury stock, at cost: 2,279,570 shares	(83,835)	(83,835)
Total shareholders’ equity	646,342	708,283
Total liabilities and shareholders’ equity	$1,724,574	$1,675,719

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net earned premiums	$182,447	$178,150	$365,011	$354,120
Net investment income	10,317	9,909	20,874	20,482
Earnings from partnership investments	577	—	577	—
Net realized (losses) gains on investments	(173)	379	238	399
Finance and other service income	4,434	4,508	8,941	9,032
Total revenue	197,602	192,946	395,641	384,033

Losses and loss adjustment expenses	147,026	108,550	355,350	229,438
Underwriting, operating and related expenses	52,198	54,418	104,295	107,825
Interest expense	23	23	45	45
Total expenses	199,247	162,991	459,690	337,308

(Loss) income before income taxes	(1,645)	29,955	(64,049)	46,725
Income tax (credit) expense	(592)	8,532	(27,925)	13,177
Net (loss) income	$(1,053)	$21,423	$(36,124)	$33,548

(Loss) earnings per weighted average common share:
Basic	$(0.07)	$1.40	$(2.43)	$2.19
Diluted	$(0.07)	$1.40	$(2.43)	$2.18

Cash dividends paid per common share	$0.70	$0.60	$1.40	$1.20

Number of shares used in computing (loss) earnings per share:
Basic	14,879,047	15,132,210	14,851,742	15,155,587
Diluted	14,879,047	15,213,702	14,851,742	15,226,977

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Written Premiums
Direct	$213,246	$207,251	$407,979	$399,911
Assumed	6,640	6,894	13,932	14,338
Ceded	(15,709)	(13,743)	(32,444)	(27,824)
Net written premiums	$204,177	$200,402	$389,467	$386,425

Earned Premiums
Direct	$192,574	$186,139	$383,285	$369,011
Assumed	5,762	5,780	12,600	12,184
Ceded	(15,889)	(13,769)	(30,874)	(27,075)
Net earned premiums	$182,447	$178,150	$365,011	$354,120